EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119987 on Form S-8 of our report dated March 30, 2005, relating to the financial statements and financial statement schedule of U-Store-It Trust and subsidiaries and Acquiport/Amsdell, appearing in this Annual Report on Form 10-K of U-Store-It Trust for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Cleveland, Ohio

March 30, 2005